EXHIBIT 10(aa)
                                                         Form
10-K for 1994
                                                           File
No. 1-11237

                           AT&T CAPITAL CORPORATION
                        COMPENSATION LIMIT EXCESS PLAN


     This is a summary of the benefits available to eligible members under the AT&T Capital Corporation Compensation Limit Excess Plan. More detailed information is provided in the official plan documents. If there is a conflict between statements in this summary and the terms of the plan documents, the plan documents will control and govern the operation of the
Compensation Limit Excess Plan. AT&T Capital Corporation reserves the right to modify, suspend, change, or terminate the Compensation Limit
Excess Plan at any time. Questions about your benefits should be addressed to the Corporate Benefit Office. Because of the many detailed provisions of the Compensation Limit Excess Plan, no one other than the Corporate Benefit
Office is authorized to advise you about your benefits. AT&T
Capital
Corporation cannot be bound by statements made by unauthorized personnel.


PURPOSE

     AT&T Capital Corporation's retirement program is designed to help members build financial resources for the future. This is accomplished primarily through the AT&T Capital Corporation Retirement and Savings Plan
(the "RSP"). However, the Internal Revenue Code requires that the RSP ignore any portion of a member's pay that exceeds $150,000 in a year. This compensation limit, which may be adjusted by the Internal Revenue Service from time to time, caps the amount a member may elect to contribute to the
RSP and the amount of Company matching and uniform points contributions that may be made to the RSP.

     To help members affected by the compensation limit attain their retirement goals, AT&T Capital Corporation adopted the AT&T
Capital
Corporation Compensation Limit Excess Plan (the "Plan") effective
January
1, 1995 for certain of its members and members of its subsidiaries employed on or after January 1, 1995.

     Under the plan, "Compensation" means cash compensation from the AT&T
Capital Corporation or its Subsidiaries (collectively, the
"Company") as
defined in the RSP; "Excess Compensation" means compensation in excess of the $150,000 Internal Revenue Code limit.

     The plan provides for a uniform points allocation for eligible members on Excess Compensation received during the fiscal year beginning on March 1 and ending on the last day of February in the current year.

     The plan also allows eligible members to defer from 1% to 6% of Excess
Ccompensation received during a calendar year on a before-tax basis and to receive a matching allocation from the Company with respect to the deferred
Excess Compensation. The first year in which you may defer Excess Compensation is 1995.


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ELIGIBILITY AND PARTICIPATION

Who is eligible

Uniform points allocations

     You will automatically participate in the uniform points portion of this plan if during the year:

     You are eligible to receive a uniform points contribution under the
     RSP, and you had excess compensation during the fiscal year ending on the last day of February in the current year.

     You won't have to do anything to receive this benefit.

     For example, if you earned $175,000 between March 1, 1993
and February
28, 1994, your uniform points contribution to the RSP was based on $150,000
and the uniform points allocation under this Plan will be based on your
Excess Compensation ($50,000) you received in that period.
Please note
that to receive a uniform points allocation for 1994 (that is, with respect
to Excess Compensation earned between March 1, 1993 and February
28, 1994),
you must be employed by the Company on January 1, 1995.  For 1995 and later
years, please see "Allocations Under the Plan-Uniform Points
Allocation"
below.  For more information about the uniform points system, please see
the summary plan description for the RSP.
Member before-tax deferrals and Company matching contributions
     You are eligible to defer Excess Compensation under the Plan
and
receive an allocation of a Company match only if:
     You are eligible to contribute to the RSP in the current
calendar
        year,     You have Excess Compensation in the current
calendar
year, and
     You had Excess Compensation in the prior calendar year.

     For example, to defer your 1995 Excess Compensation, your
1994
compensation must have exceeded $150,000.

     To defer any of your Excess Compensation in a calendar year, you must file a written election with the Corporate Benefit Office of AT&T
Capital
Corporation. You may elect to defer your 1995 Excess Compensation by filing



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your election by January 30, 1995. Your election will become irrevocable on
January 30, 1995 and cannot be changed after that date. For 1996 and later years, you must file your irrevocable election by the prior
December 31.


ALLOCATIONS UNDER THE PLAN

Uniform Points Allocations

     Under the RSP, your allocation of the total uniform points contribution equals the Company's total contribution multiplied by a fraction your points for the year divided by all participants' points for the year. Your account receives 1/12 of the total annual uniform points allocation each month, provided you are employed on the last day of that month. The Company generally expects that the allocation for January March of each year will be made at one time by April 30 and separate allocations for the months of April through December will be made quarterly by the end of the month following the quarter.

     Under this plan, your uniform points allocation for a calendar year equals your uniform points percentage under the RSP multiplied by your
Excess Compensation (i.e., compensation in excess of $150,000) for the 12-months ending on the last day of February in that year.

     Your uniform points allocation for 1994 will be made as soon as practicable in 1995. For 1995 and later years, it is intended that your account will be credited under this Plan at the same time that your account under the RSP receives the uniform points allocations.

How Much Can I Defer Under the Plan?

     The Plan allows you to save on a before-tax basis from 1% to 6% (in 1%
increments) of your Excess Ccompensation received during a calendar year.
These before-tax savings are in addition to any of your before-tax and after-tax savings under the RSP.

How Much Does the Company Allocate in Matching Contributions?

     For every dollar you defer under the Plan up to the first 6% of your
Excess Compensation, the Company will allocate 66-2/3 cents to your account. The Company does not match contributions above 6% of Excess
Compensation. Matching contributions are allocated monthly to participant accounts.


VESTING

     The value of your before-tax deferrals is always 100% vested.

     If you were employed by the Company before January 1, 1994, you are immediately 100% vested in the matching contributions credited to your account and their earnings. If you were first employed by the Company after
December 31, 1993, you will vest in the matching contributions and their earnings within a maximum of 11/2 years of service.


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     You will vest in uniform points contributions and their
earnings
gradually over 5 years. You will vest 20% at the end of each year of
"vesting service" you complete. At the end of five years you will be 100%
vested. After completing five years of service, you will be 100% vested in all uniform points contributions and earnings that are credited to your account, including future contributions and earnings credited to that account.

     The Company's rules for crediting service are described in the summary plan description for the RSP.

     If you leave the Company (unless you transfer to an affiliate (for example, AT&T) of the Company) before becoming fully "vested" in matching and uniform points contributions you will receive payment of the vested portion of your Plan account. However, you will forfeit the nonvested portion.


EARNINGS ON YOUR ACCOUNT

     Your savings and uniform points contributions under the Compensation
Limit Excess Plan will be credited to an account on the Company's or recordkeeper's books.

     The amounts in your account will be deemed to be periodically invested and reinvested in designated investment fund shares identified by the
Company.

     Your account will be adjusted to reflect gains, losses, and earnings as though the amount were in fact invested and reinvested in investment fund shares.

     At present it is not clear whether allowing members to direct their own investments is practicable or may jeopardize the plan's
"unfunded"
status.

     Consequently your investment directions will not be applied to your account at this time. The administrative committee will instead credit your account with interest at a rate no less than the rate of return on investments in the Merrill Lynch Government Fund, or a similar investment option.

     The recordkeeper values each account in dollars on a daily basis. You can obtain information about your account by using the recordkeeper's voice response system or by calling a service representative of the recordkeeper.
Instructions on how to use the voice response system and how to contact a service representative are available from the Corporate Benefit Office of
AT&T Capital Corporation.

     You will receive periodic personal statements showing the value of your accounts under the Plan.


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DISTRIBUTIONS FROM THE PLAN

     The Plan does not permit loans from participant accounts and the Plan does not permit withdrawals before termination of employment.


PAYMENT OF PLAN ACCOUNTS

     The vested portion of your Plan account will be paid in cash to you in
60 monthly installments beginning as of the later of:

     the first day of the month after your 65th birthday, or

     the first day of the month after termination of your employment with the Company (or any affiliate).

     However, AT&T Capital Corporation in its sole discretion may elect to:

     pay your benefit in any form available under the RSP that it considers appropriate, and/or begin to pay your benefit as of first day of any month after termination of your employment if you terminate employment before age 65.


DEATH BENEFITS

     If you die while employed by the Company, you will become 100% vested in the matching and uniform points contributions allocated to your account and their earnings. If you die after leaving the Company, your vested percentage in these amounts will not be changed upon the death.

     If you die before you have received your vested Plan account, the vested balance will be paid in a lump sum to your spouse or, if you are not married, to your beneficiary under the RSP.


CLAIM AND APPEAL PROCEDURES

CLAIM PROCEDURES

     If you are eligible, your Compensation Limit Excess Plan benefit will be paid automatically upon termination of your employment from the Company.
If you believe you are eligible and you don't receive a Compensation Limit
Excess Plan benefit, you have a right to file a written application for benefits to the Corporate Benefit Office at the address listed in the
"administrative information" section.

    If your claim for benefits is denied, either in whole or in part, you will receive written notification from the Corporate Benefit
Office. This
written notification will include:

     the specific reason or reasons for the denial,


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     specific reference to pertinet Compensation Limit Excess
Plan
provisions on which the denial was based,

     a description of any additional material or information necessary to perfect the claim and an explanation of why the material or information is necessary, and appropriate information about the steps to be taken if you or a person authorized to represent you wishes to submit the claim for review.

     The Corporate Benefit Office will respond to your claim within 90 days after it receives your claim submitted according to the procedures described in this section. This 90-day period may be extended up to an additional 90 days if the Corporate Benefit Office notifies you before the original 90-day period expires.

     If a claim for benefits is denied, in whole or in part, or if you believe that benefits under the Compensation Limit Excess Plan to which you are entitled have not been provided, you or your authorized representative may appeal this denial or other action by the Corporate Benefit Office.


APPEAL PROCEDURES

You must appeal in writing within 60 days after you receive notification of the corporate benefit office's decision or, if you didn't receive notification, within 60 days after the 90-day period has lapsed. Send your written request for review of any denied claim or other disputed matter directly to the administrative committee at the company's address listed in the "administrative information" section. The person sending the request has the right to:

     review pertinent plan documents. You can obtain them by following the procedures described under the "plan documents" section, and send to the administrative committee a written statement of the issues and any other documents in support of the claim for benefits or other matter under review.

     The administrative committee will provide a written response to the appeal within 60 days after it is received. The 60-day period may be extended up to an additional 60 days if the administrative committee notifies you before the original 60-day period expires. If the administrative committee does not respond within 60 (or 120) days, you may consider the claim denied.

     The administrative committee serves as the final review committee under the Compensation Limit Excess Plan and has sole and complete discretionary authority to determine conclusively for all parties, and in accordance with the terms of the documents or instruments governing the
Compensation Limit Excess Plan, any and all questions arising from administration of the Compensation Limit Excess Plan and interpretation of all Plan provisions, determination of all questions relating to participation of eligible members and eligibility for benefits,


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determination of all relevant facts, the amount and type of benefits
payable to any participant, and construction of all terms of the Compensation Limit Excess Plan.

     Notwithstanding the foregoing, AT&T Capital Ccorporation shall have sole and complete discretionary authority to determine questions relating to eligibility of participants for membership in the Compensation Limit
Excess Plan and to amend or terminate the Compensation Limit Excess Plan at any time. Respective decisions by the administrative committee and AT&T
Capital Corporation shall be conclusive and binding on all parties and not subject to further review.

     Please note that the Compensation Limit Excess Plan requires that you pursue all your claim and appeal rights described in this section before you seek any other legal recourse regarding claims for benefits.

Rights of a Plan Participant or Beneficiary Under ERISA

     As a participant in the AT&T Capital Corporation
Compensation Limit
Excess Plan, you have these rights and protections under erisa:

     you can examine, without charge, all Plan documents and the copies of all documents filed by the Plan with the U.S. Department of Labor. You may examine these documents at the Plan Administrator's office. See the
"Administrative Information" section for information about where you can examine these documents.
     you can obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. You will be charged a reasonable fee for copies of the documents requested unless federal law requires that they be furnished without charge. See the "Administrative
Information" section to learn where to direct correspondence.No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

     If your claim for benefits is denied in whole or in part, you will receive a written explanation of the reason for the denial. If you do not hear from the appropriate party within the designated time frame, your claim or appeal is considered denied. You have the right to have the appropriate party review and reconsider your claim. (see the "claim and appeal procedures" section.) Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such cases, the court may require the Company to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent for reasons beyond the control of the
Company. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court.

     If you are discriminated against for asserting your rights under
ERISA, you may seek assistance from the U.S. Department of Labor, or you may file suit in federal court. The court will decide who will pay court costs and legal fees. If you are successful, the court may order the person



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you have sued to pay these costs and fees. If you lose, the court may order
you to pay costs and fees, for example, if it finds your claim to be frivolous.

     For answers to questions about the Compensation Limit Excess Plan, contact the Corporate Benefit Office. See the "Administrative Information" section for information about whom to contact. If you have any questions about this statement of your rights, or about your rights under ERISA, contact the nearest area office of the Pension and Welfare Benefits
Administration, U.S. Department of Labor.

ADMINISTRATIVE INFORMATION
Plan Name
     The official plan name is the AT&T Capital Corporation
Compensation
Limit Excess Plan.

PLAN ADMINISTRATOR

     The Plan Administrator for the Plan is AT&T Capital
Corporation. An
Administrative Committee appointed by the Compensation Committee of AT&T
Capital Corporation administers the Plan on AT&T Capital
Corporation's
behalf.


ADMINISTRATIVE COMMITTEE

     The Administrative Committee is located at AT&T Capital
Corporation,
44 Whippany Road, Morristown, New Jersey 07962. The current members of the
Administrative Committee are the Chief Financial Officer, the
General
Counsel, and the Corporate Resource Officer of AT&T Capital
Corporation.


LEGAL SERVICE

     Direct process of legal service to AT&T Capital Corporation,
44
Whippany Road, Morristown, New Jersey 07962 (attn:  General
Counsel).


CORPORATE BENEFIT OFFICE

AT&T Capital COrporation
ATTN: Corporate Benefit Office
44 Whippany Road
Morristown, New Jersey 07962
201-397-3256


PLAN RECORDS, PLAN YEAR, AND TYPE OF PLAN

     The AT&T Capital Corporation Compensation Limit Excess Plan is considered a "top hat plan" under ERISA, established for a select group of

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management or highly compensated members. The Compensation Limit
Excess
Plan is a nonqualified pension plan under the Internal Revenue
Code.
Benefits under the Compensation Limit Excess Plan are not guaranteed by the
Pension Benefit Guarantee Corporation.

     The Compensation Limit Excess Plan and all records are kept on a
calendar-year basis   beginning January 1 and ending December 31.


NONTRANSFERABILITY OF BENEFITS

     You or your beneficiary may not assign or transfer amounts under the
Compensation Limit Excess Plan. Similarly, amounts credited to your account may not be used to pay your debts or obligations. However, the Compensation
Limit Excess Plan will comply with a qualified federal tax levy.


EMPLOYER AND PLAN IDENTIFICATION NUMBERS

     AT&T Capital Corporation and the Compensation Limit Excess
Plan are
identified by the following numbers under Internal Revenue
Service rules:

Description                        Number
Employer Identification Number
  (assigned by the IRS)          22-3211453
Plan Identification Number
  (assigned by AT&T Capital
  Corporation)                      006


PLAN DOCUMENTS

     The information contained in this summary plan description provides only the highlights of the AT&T Capital Corporation Compensation Limit
Excess Plan. It does not attempt to cover all details. Plan details are covered in the official plan documents. These documents legally govern the operation of the Compensation Limit Excess Plan.

     You can review the Compensation Limit Excess Plan documents at the
Corporate Benefit Office during normal working hours. You must submit your request to review in writing and allow 10 days for your request to be processed. If you submit a written request to the Corporate Benefit Office, you can obtain copies of these documents within 30 days. You will be charged a reasonable fee for the copies unless federal law requires that the documents be furnished without charge.

Submit all requests in writing to the Corporate Benefit Office.


PAYMENT OF BENEFITS AND PLAN FUNDING

     The Compensation Limit Excess Plan is considered an
"unfunded"
deferred compensation plan under ERISA and the Internal Revenue
Code.
However, AT&T Capital Corporation has established a trust to which it will


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make contributions to fund its obligations under the Compensation
Limit
Excess Plan. Funds are held in the trust to pay benefits for Compensation
Limit Excess Plan participants. However, if the Company becomes insolvent, the trust may be used to pay benefits to the general creditors of the
Company. Compensation Limit Excess Plan benefits will be paid primarily from this trust. If there are insufficient assets in the trust, Compensation Limit Excess Plan benefits will then be paid from the general assets of the Company.


RECORDKEEPER

     The recordkeeper for the Plan is Merrill Lynch Group
Employee
Services, 265 Davidson Avenue, Somerset, New Jersey 08873.


TRUSTEE

     The trustee is Merrill Lynch Trust Company, 300 Davidson
Avenue,
Somerset, New Jersey 08873.


PLAN CONTINUATION

     The Compensation Committee of the Board of Directors of AT&T
Capital
Corporation (or its delegate) reserves the right to modify, suspend, change, or terminate the Compensation Limit Excess Plan at any time. AT&T
Capital Corporation does not guarantee the continuation of any benefits during employment, nor does it guarantee any specific level of benefits.
Also, benefits are provided at AT&T Capital Corporation's discretion and do not create a contract of employment.